Exhibit 1.3

AMENDMENT TO AGENCY AGREEMENT DATED NOVEMBER 12, 2008

November     , 2009

SANDLER O’NEILL & PARTNERS, L.P.

919 Third Avenue, 6th Floor

New York, New York 10022

Ladies and Gentlemen:

On November 12, 2008, Ocean Shore Holding Co., a New Jersey corporation (the “Company”), Ocean Shore Holding Co., a federal “mid-tier” holding company (the “Mid-Tier Company”), OC Financial MHC, a federal mutual holding company (the “MHC”), and Ocean City Home Bank, a federally chartered stock savings bank (the “Bank”), entered into an Agency Agreement (the “Agency Agreement”) with Sandler O’Neill & Partners, L.P. (“Sandler O’Neill” or the “Agent”) with respect to the offer and sale by the Company of up to 5,750,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The parties understand that, as a result of market conditions and a change in the appraised value of the Company as converted, the Company has reduced the size of the offering to up to 5,663,750 shares of Common Stock.

The parties desire to amend certain provisions of the Agency Agreement, as set forth below. Under Section 12 of the Agency Agreement, the Agency Agreement may be amended by a writing signed by the parties thereto. All capitalized terms used herein and not otherwise defined herein shall have the meanings given them in the Agency Agreement.

1.    The Company, the Mid-Tier Company, the Bank and the MHC hereby certify that their representations and warranties as set forth in Section 1(a) of the Agency Agreement are true and correct as of the date of this Amendment to the Agency Agreement.

2.    In order to increase the cap on the reimbursement of expenses incurred by the Agent, the parties hereby agree that the second paragraph of Section 4 of the Agency Agreement is hereby revised and replaced in its entirety to read as follows:

“The Company, the Mid-Tier Company, the MHC and the Bank jointly and severally agree to pay certain expenses incident to the performance of the Agent’s obligations under this Agreement, regardless of whether the Conversion is consummated, including (i) the filing fees paid or incurred by the Agent in connection with all filings with the FINRA, and (ii) all reasonable out-of-pocket expenses up to $150,000 incurred by the Agent relating to the Offerings, including without limitation, fees and expenses of the Agent’s counsel, advertising, promotional, syndication and travel expenses; provided, however, that the Agent shall document such expenses to the reasonable satisfaction of the MHC, the Mid-Tier Company, the Company and the Bank. All fees and expenses to which the Agent is entitled to reimbursement under this paragraph of this Section 4 shall be due and payable upon receipt by the Company, the Mid-Tier Company, the MHC or the Bank of a written accounting therefor setting forth in reasonable detail the expenses incurred by the Agent.”

3.    Section 5(f) of the Agency Agreement is hereby supplemented as follows:

“As of the date of this Amendment to the Agency Agreement, the Agent shall have received from Deloitte & Touche LLP a letter dated such date, in form and substance satisfactory to the Agent, to the effect that: (i) they are independent public accountants with respect to the Company, the Mid-Tier Company, the MHC and the Bank within the meaning of the Code of Ethics of the AICPA, the Securities Act and the Securities Act Regulations and the OTS Regulations, they are registered with the PCAOB, and they are not in violation of the auditor independence requirements of the Sarbanes-Oxley Act; (ii) it is their opinion that the consolidated financial statements and supporting schedules included in the Registration Statement and covered by their opinions therein comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Securities Act Regulations; (iii) based upon limited procedures as agreed upon by the Agent and Deloitte & Touche LLP set forth in detail in such letter, nothing has come to their attention which causes them to believe that (A) the unaudited consolidated financial statements and supporting schedules of the Mid-Tier Company included in the Registration Statement do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act, the Securities Act Regulations and the OTS Regulations or are not presented in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited consolidated financial statements included in the Registration Statement and the Prospectus, (B) the unaudited amounts of net interest income and net income set forth under “Selected Consolidated Financial and Other Data” in the Prospectus do not agree with the amounts set forth in unaudited consolidated financial statements as of and for the dates and periods presented under such captions or such amounts were not determined on a basis substantially consistent with that used in determining the corresponding amounts in the audited financial statements included in the Registration Statement, (C) at a specified date not more than five (5) business days prior to the date of this Amendment, there has been any increase in the consolidated long term or short term debt of the Mid-Tier Company or any decrease in consolidated total assets, the allowance for loan losses, total deposits or net worth of the Mid-Tier Company, in each case as compared with the amounts shown in the June 30, 2009 consolidated statements of financial conditions included in the Registration Statement or, (D) during the period from

June 30, 2009 to a specified date not more than five (5) business days prior to the date of this Amendment, there were any decreases, as compared with the corresponding period in the preceding fiscal year, in total interest income, net interest income, net interest income after provision for loan losses, income before income tax expense or net income of the Mid-Tier Company, except in all instances for increases or decreases which the Registration Statement and the Prospectus disclose have occurred or may occur; and (iv) in addition to the examination referred to in their opinions and the limited procedures referred to in clause (iii) above, they have carried out certain specified procedures, not constituting an audit, with respect to certain amounts, percentages and financial information that are included in the Registration Statement and Prospectus and that are specified by the Agent, and have found such amounts, percentages and financial information to be in agreement with the relevant accounting, financial and other records of the Company, the Mid-Tier Company, the MHC and the Bank identified in such letter.”

4.    In order to extend the termination date set forth in the Agency Agreement, the parties hereby agree that Section 9(a)(vii) of the Agency Agreement is hereby revised and replaced in its entirely to read as follows: “if the Conversion is not consummated on or prior to March 31, 2010.”

5.    The other terms and provisions of the Agency Agreement shall not be affected by this Amendment, and the Agency Agreement shall continue in full force and effect as amended hereby.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Agent on the one hand, and the Company, the Mid-Tier Company, the MHC and the Bank on the other in accordance with its terms.

Very truly yours, OCEAN SHORE HOLDING CO. (a Federal corporation)

By:
Title:

OCEAN SHORE HOLDING CO. (a New Jersey corporation)

By:
Title:

OCEAN CITY HOME BANK

By:
Title:

OC FINANCIAL MHC

By:
Title:

CONFIRMED AND ACCEPTED,

as of the date first above written:

SANDLER O’NEILL & PARTNERS, L.P.

By: Sandler O’Neill & Partners Corp.,

            the sole general partner

By:
, Authorized Signatory